EXHIBIT 10.1

August 12, 2014

Mr. Michael Budnitsky

[Address]

Dear Mike,

This confirms our offer to you.  As VP of Accounting you would report directly to our Chief Financial Officer (i.e., me).  Initially, all accounting staff would report directly to the VP of Accounting, except for the Controller.  Employment is offered as “exempt” status, on an “at-will” basis (i.e., meaning that either you or the company may terminate the working relationship at any time for any reason (i.e., except the company will provide a 3-year parachute should your employment be terminated due to a change in the company’s ownership)).  As an exempt employee of Unico American Corporation, you would be entitled to the following:

Compensation: $175,000 annually, with discretionary bonuses.  Company-recognized holidays are paid as part of your base salary.

Vacation: You will accrue at a rate of 4.33 hours per pay period (3 weeks per year).

Health Benefits: There is a 30-day waiting period for health benefits.  Pending your election of coverage, you will be eligible for medical, dental, life, short-term disability and long-term disability insurance on the first of the month following your eligibility date.

Profit Sharing: You will be eligible to participate on the first plan entry date after two years of employment, given there is no break in service.  Please see the Plan Summary for full details.

Your first day of work would be on or before September 30, 2014.  On your first day you will be required to provide I-9 documentation.  Typical examples of original, unexpired documents which would satisfy I-9 requirements are: your U.S. Passport or driver’s license and Social Security card or birth certificate.  Also, if you would like to arrange for direct deposit of your pay, please bring a voided check.

Nothing in this letter should be interpreted as a contract.  This offer expires at 5 pm, August 15, 2014, unless accepted before that time.  We are excited by the prospects of working with you.  Please contact me, Lynn or Cary if you have any questions or concern of any type.

Sincerely,

By: /s/ Lester A. Aaron

Lester A. Aaron

cc: Cary L. Cheldin

Lynn A. Clorina